              COMMITTEE FOR THE ACHIEVEMENT OF RENTRAK EXCELLENCE
                             C/O PAUL A. ROSENBAUM
                                127 E. WASHTENAW
                            LANSING, MICHIGAN 48933

Dear Fellow Shareholders:

    We are the beneficial owners of over 1.1 million shares, or 9.2 percent, of the outstanding common stock of Rentrak Corporation ("Rentrak"). We believe that Rentrak has not made its shareholders a priority and have formed the Committee for the Achievement of Rentrak Excellence ("CARE") in an effort to improve the strategic direction of Rentrak.

    The annual meeting of the shareholders of Rentrak (the "Annual Meeting") is scheduled to be held on September 19, 2000, at 9:00 a.m. Pacific Daylight Savings Time at Rentrak's executive offices located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220. CARE is requesting your proxy for the Annual Meeting.

    At the Annual Meeting, CARE understands that the following CARE proposals for action will be presented:

                                CARE Proposal 1:  The amendment of Rentrak's Bylaws to provide for five board positions

                                CARE Proposal 2:  If CARE Proposal 1 passes, the election of five persons nominated by CARE to serve as directors of
                                                  Rentrak

    Following this letter you will find our proxy statement containing information about the five individuals we intend to nominate for election as directors of Rentrak. Please read the attached information carefully.

    PLEASE SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. By returning the BLUE proxy card, CARE will be able to vote on your behalf FOR CARE Proposal 1 described above and FOR CARE's five nominees for director. Even if you have already voted using Rentrak's white proxy card, you can revoke your prior vote by returning our BLUE card.

    In order to assist our efforts to assess the strength of our support, WE ARE REQUESTING THAT EACH REGISTERED HOLDER OF RENTRAK SHARES ALSO FAX A COPY OF YOUR SIGNED CARE PROXY CARD AS SOON AS POSSIBLE TO PAUL A. ROSENBAUM AT
(517) 487-8205.

    Thank you for your support.

August 15, 2000          The Committee for the Achievement of Rentrak Excellence

                                          Paul A. Rosenbaum

                                          Michael J. Annechino
                                          Mark A. Brown
                                          Thomas S. Cousins, Jr.
                                          Gordon A. Reck
                                          Donald W. Remlinger
                                          David R. Rosencrantz, M.D.
                                          Guy R. Wolcott
                                          Frederick L. Zehnder

                                PROXY STATEMENT
                                       OF
            THE COMMITTEE FOR THE ACHIEVEMENT OF RENTRAK EXCELLENCE

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              RENTRAK CORPORATION
                         TO BE HELD SEPTEMBER 19, 2000

       PLEASE SIGN, DATE, AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY!

    The Committee for the Achievement of Rentrak Excellence ("CARE") is furnishing this Proxy Statement and the accompanying BLUE proxy card in connection with the solicitation of proxies for use at the annual meeting of shareholders of Rentrak Corporation ("Rentrak") scheduled to be held at Rentrak's executive offices located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon 97220, on Tuesday, September 19, 2000, at 9:00 a.m. Pacific Daylight Savings Time (the "Annual Meeting"), or at any adjournments, postponements, or reschedulings thereof. Rentrak is an Oregon corporation with offices located in Portland, Oregon, at the location set for the Annual Meeting. The members of CARE are Paul A. Rosenbaum, Michael J. Annechino, Mark A. Brown, Thomas S. Cousins, Jr., Gordon A. Reck, Donald W. Remlinger, David R. Rosencrantz, M.D., Guy R. Wolcott, and Frederick L. Zehnder, who together beneficially own more than 1.1 million shares, or approximately 9.2 percent, of the outstanding Rentrak common stock. The address of the leader of CARE, Paul A. Rosenbaum, is 127 E. Washtenaw, Lansing, Michigan 48933.

    This Proxy Statement and accompanying BLUE proxy card are first being mailed by CARE to Rentrak shareholders on or about August 16, 2000. The members of CARE request that you sign, date, and deliver the enclosed BLUE proxy card before September 8, 2000, by personal delivery or by mail (using the enclosed postage prepaid envelope) to Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004.

    The enclosed BLUE proxy card will enable you to vote FOR the following proposals:

          CARE Proposal 1:                         The amendment of Rentrak's Bylaws to provide for
                                                   five board positions.

          CARE Proposal 2:                         If CARE Proposal 1 passes, the election of five
                                                   directors nominated by CARE to serve as
                                                   directors of Rentrak.

    IMPORTANT NOTE: If your shares are held in the name of a brokerage firm, bank, or other nominee (i.e., in "street name"), only the broker, bank, etc. can execute a proxy with respect to your shares of common stock and only upon receipt of your specific instructions. If you sign, date and mail the BLUE proxy card in the envelope provided, this will be taken care of for you.

    For assistance or further information, please contact Richard Grubaugh at Beacon Hill Partners, Inc., 1-800-755-5001.

    In order to assist our efforts to assess the strength of our support, WE ARE REQUESTING THAT EACH REGISTERED HOLDER OF RENTRAK SHARES ALSO FAX A COPY OF YOUR SIGNED CARE PROXY CARD AS SOON AS POSSIBLE TO PAUL A. ROSENBAUM AT
(517) 487-8205.

                                 VOTING RIGHTS

    Rentrak's board of directors has fixed the close of business on August 4, 2000, as the record date for determining the shareholders of Rentrak entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, 12,295,684 shares of common stock, $0.001 par value per share, of Rentrak were outstanding. Only holders of record of the shares of common stock are entitled to vote at the Annual Meeting. Each share of Rentrak common stock is entitled to one vote on such matters as may properly come before the Annual Meeting or any adjournment thereof.

                          REASONS FOR THE SOLICITATION

    The members of CARE have become increasingly concerned that neither the current management nor the current directors of Rentrak have the strategic vision required to maximize the value of Rentrak to its shareholders. The price of Rentrak's stock has fallen from a high of $7.41 in the quarter ended December 31, 1999 to a closing price of $3.875 on August 11, 2000. Rentrak's revenues declined $10.4 million from $123.8 million for the fiscal year ended March 31, 1999 to $113.4 million for fiscal 2000. Its income from continuing operations declined from $6.3 million for fiscal 1997 to $1.1 million for the 2000 fiscal year. The operating profit for fiscal 2000 included a $7.8 million gain on settlement of litigation with Hollywood Entertainment; without this gain, Rentrak would have had an operating loss of at least $6.7 million. Offsetting the litigation settlement gain were increased reserves relating to an outstanding receivable account and write-offs of other assets for a total of approximately $9.0 million in the fourth quarter of fiscal 2000. Rentrak also recognized a loss on sale of investments in fiscal 2000 of $1.2 million.

    In 1992, Rentrak established a retailer financing program totaling up to $18 million providing for loans or equity investments in video dealers that were Rentrak customers and that Rentrak believed had potential for substantial growth. At March 31, 1999, Rentrak had $14 million in loans or investments outstanding under the program, of which $9.6 million was reserved as a valuation allowance based on concerns regarding collectibility or impaired value. At March 31, 2000, due largely to write-offs of $5.1 million during fiscal 2000, the amounts outstanding under the retailer financing program had declined to $6.9 million with reserves of $5.7 million. CARE believes this means that, of the $14 million extended under the retailer financing program, approximately $11 million had either been written off or reserved for potential write-off at March 31, 2000, raising significant questions as to the fiscal soundness of the program in its entirety.

    In addition, members of Rentrak's management team have entered into transactions that suggest to CARE that Rentrak's directors may lack the degree of independent judgment that CARE deems desirable. For example, management transactions disclosed in Rentrak's definitive proxy materials filed with the SEC on August 11, 2000, have disturbed CARE's members. S. Roberts Company, owned by director Stephen Roberts, stands to receive no less than $200,000 and up to 2% of the total consideration upon completion of certain strategic dispositions of Rentrak assets prior to December 31, 2000, pursuant to a consulting agreement with Rentrak entered into in April 2000. During fiscal 2000, Mr. Roberts received more than $142,000 from Rentrak for consulting services. Director Dr. Pradeep Batra is president and controlling shareholder of Unique Business Systems, which has entered into agreements with Rentrak and Rentrak affiliates under which Unique Business Systems receives significant compensation for the use of its point-of-sale software and customer referrals. This compensation totaled $212,678 in fiscal 2000.

    On May 19, 2000, Rentrak's board of directors approved amendments to its Amended and Restated Directors Stock Option Plan and 1986 Second Amended and Restated Stock Option Plan authorizing the extension of loans to directors and employees in connection with exercises of vested options under the plans on terms approved by the Compensation Committee of Rentrak's board of directors. On June 16, 2000, Ron Berger, chairman and chief executive officer of Rentrak, and
F. Kim

Cox, president of Rentrak, took advantage of this loan program and executed promissory notes providing for the payment to Rentrak of $6,629,386.01 and $1,468,250.42, respectively, plus annual payments of interest at the "Federal Funds" rate of 6.5 percent per annum. According to Rentrak's definitive proxy materials, these promissory notes were delivered in connection with the exercise of stock options held by Messrs. Berger and Cox for a total of more than 1.6 million shares of Rentrak stock. The average exercise price of the options, $4.87 per share, was nearly one dollar above the closing price of Rentrak stock on the date of exercise ($3.875 per share).

    Copies of the loan agreements with Messrs. Berger and Cox were filed with the SEC by Rentrak on July 31, 2000, as exhibits to its amended annual report on Form 10-K. Each loan is without recourse as to the principal amount of the loan other than the shares of Rentrak stock pledged as collateral (1,362,008 shares by Mr. Berger and 301,518 shares by Mr. Cox). This means that, to the extent the fair market value of the stock securing a loan is less than the principal balance plus accrued and unpaid interest, Rentrak will not be entitled to collect the deficiency (other than interest) from the borrower in the event that he fails to repay the loan. Also, Rentrak may seek to collect interest owing on the loan against the borrower only if any interest remains unpaid after selling or disposing of the pledged shares.

    If a majority of directors not nominated by the incumbent board are elected (as would be the case if CARE is successful in this proxy contest) or if a change of control of Rentrak (as defined in the loan agreements) otherwise occurs, each of Messrs. Berger and Cox is entitled, at his option and provided that he is not then in default under the loan, to exercise the following rights:

    - terminate his loan agreement without further obligation except for forfeiture of the shares pledged as collateral; or

    - require Rentrak to purchase any or all of the shares pledged as collateral at the market price at that time, with proceeds to be applied first to the accrued interest and principal balance of the loan and the excess, if any, paid to the borrower by Rentrak in cash.

If Rentrak's stock price were to increase significantly above $5.00 per share, even for just one day, following a change of control of Rentrak, the cash requirements imposed on Rentrak by the exercise of the latter right could be substantial.

    Rentrak's definitive proxy materials state that the purpose of the loan program was to enable Rentrak executives to exercise certain of their options and thereby acquire shares in advance of a possible spinoff or split-up of 3PF.COM, Inc. ("3PF"), a subsidiary of Rentrak, and to enhance Rentrak's efforts to retain its key employees. However, in the view of CARE's members, these loans, totaling more than $8 million to Messrs. Berger and Cox and made just four days before the original record date for the Annual Meeting (June 20, 2000), serve as further evidence of the poor judgment demonstrated by Rentrak's directors in managing Rentrak's affairs. The issuance of 1,663,526 shares in exchange for the promissory notes of Messrs. Berger and Cox results in substantial dilution to the rest of Rentrak's shareholders. If the shares had been outstanding at April 1, 1999, Rentrak's basic earnings from continuing operations for the fiscal year ended March 31, 2000, would have been $.09 per share rather than the $.10 per share reported in Rentrak's financial statements. In addition, Rentrak did not receive any cash in the option exercise transactions, just promises to pay executed by Messrs. Berger and Cox. The first interest payment is not even due for one year. The annual interest rate charged on the loans, 6.5 percent, is 3.25 percentage points below the interest rate applicable to Rentrak's bank line of credit at June 30, 2000, and 4 percentage points lower than that provided for in a $3,000,000 line of credit extended to a Rentrak subsidiary by Bill LeVine, one of Rentrak's directors. Finally, as noted above, if the market price of Rentrak's stock remains below the purchase price of the shares securing the loan and Mr. Berger and Mr. Cox, or either of them, fails to repay his loan, Rentrak will not have the right to collect the unpaid principal balance from the borrower's other assets and may only take back the shares pledged as collateral. CARE believes that the terms of these loans are significantly more favorable to Messrs. Berger and Cox than could be obtained in an arm's length transaction with a third party.

    The option loan program was approved by the Compensation Committee and by Rentrak's board of directors as a whole. The current members of the Compensation Committee are Skipper Baumgarten, Takaaki Kusaka and Bill LeVine. Mr. Baumgarten is chief executive officer of American Contractors Indemnity Co., a privately held company of which Mr. Berger is a director. Mr. Berger is also Chairman of the Board of Rentrak Japan, a major Rentrak shareholder, of which Mr. Kusaka is president. In November 1999, Mr. LeVine received warrants expiring November 30, 2000, for 14,814 shares of common stock of 3PF at a purchase price of $6.75 per share in connection with a $4,000,000 loan extended by Mr. LeVine to Rentrak. The loan, which bore interest at 10 percent per annum, was repaid in full in January 2000. In addition, in August 1999, Rentrak's subsidiary Blowout Video Holding Company entered into an agreement with Mr. LeVine providing for a $3,000,000 line of credit bearing interest at prime plus 1.5 percent (10.5 percent at March 31, 2000) pursuant to which Mr. LeVine also received a $30,000 commitment fee and $12,500 in closing costs. CARE believes these multiple cross-relationships among the members of the Compensation Committee are indicative of a lack of independence when considering executive compensation matters.

    Also, in addition to Messrs. Berger and Cox, five of Rentrak's directors and one of its officers exercised options or purchased stock on the open market between June 8, 2000, and June 16, 2000 (just days before the original record date for the Annual Meeting), as follows:

    - 10,000 shares by Mr. Batra on June 8, 2000

    - 10,000 shares by Mr. Baumgarten on June 15, 2000

    - 17,500 shares by Mr. Jimirro on June 15, 2000

    - 15,000 shares by Mr. LeVine on June 13, 2000

    - 2,500 shares by Mr. Nida on June 8 and 13, 2000

    - 15,000 shares by Mr. Roberts on June 9, 2000

This suggests to CARE that management is seeking to prevent itself from being replaced by acquiring additional shares to vote at the Annual Meeting. Of course, it is possible that Rentrak's officers and directors determined to increase their share ownership in order to more closely align their interests with those of Rentrak shareholders generally.

    THE MEMBERS OF CARE SOLICIT YOUR VOTE IN FAVOR OF CARE PROPOSAL 1 AND FOR ITS FIVE NOMINEES FOR DIRECTOR (CARE PROPOSAL 2).

                                 RECENT EVENTS

    Paul Rosenbaum, now the leader of CARE, has been concerned for over a year that Rentrak's management has not been acting in the best interests of Rentrak shareholders. Throughout the last half of 1999 and continuing into 2000, Mr. Rosenbaum had several conversations with Ron Berger, chairman and chief executive officer of Rentrak, and from time to time with persons associated with Jackson Hole Advisors ("JHA"), Rentrak's financial and investor relations advisor, concerning Rentrak's business prospects and goals.

    In March 2000, Mr. Rosenbaum's dissatisfaction increased. Several months had passed since Mr. Berger had publicly announced in October 1999 that Rentrak would be pursuing an initial public offering ("IPO") or spinoff of its subsidiary 3PF without any apparent progress. Mr. Rosenbaum felt that he had not received a satisfactory explanation for this lack of results from either Rentrak or JHA. Also, Rentrak's fiscal 2000 third quarter results announced in February showed that Rentrak's primary pay-per-transaction ("PPT") business was continuing to experience revenue declines: a 7.4% decrease from the comparable three-month period ended December 31, 1998, and a 13.2% decrease for the nine months ended December 31, 1999, compared to the same periods in the prior year. These decreases came on the heels of a 6.0% decrease in PPT revenues for Rentrak's fiscal year ended March 31, 1999, as compared to the 1998 fiscal year.

    Mr. Rosenbaum contacted several other Rentrak shareholders and members of the brokerage community and asked them for their support for him to meet with the board of directors of Rentrak to discuss his and their concerns regarding the direction in which Rentrak was heading. He also engaged counsel to assist him in obtaining a meeting with Rentrak's board.

    In late April 2000, Rentrak's board agreed to appoint a special committee consisting of a majority of the directors to meet with Mr. Rosenbaum and discuss his concerns. The meeting took place on May 5, 2000, between Mr. Rosenbaum and directors Baumgarten, Berger, LeVine and Roberts. At Mr. Rosenbaum's request, Donald J. Kundinger of JHA also attended the meeting. Although Mr. Rosenbaum had hoped to hear an explanation of why JHA had not yet succeeded in completing an IPO or spinoff of 3PF, Mr. Kundinger was not permitted to address these issues while Mr. Rosenbaum was present.

    Mr. Rosenbaum discussed his concerns with the special committee about declining PPT revenues and the lack of progress in completing an IPO or spinoff of 3PF or any other transaction aimed at enhancing value for Rentrak's shareholders. At the May 5 meeting and in follow-up conversations with individual directors the next week, Mr. Rosenbaum indicated that, although he believed he would be able to muster sufficient votes to oust the entire board of directors at Rentrak's next shareholders meeting, he would not pursue a proxy contest if the following actions were taken:

    - An independent board of directors of 3PF was named and publicly announced, which Mr. Rosenbaum believed would facilitate an IPO or spinoff of 3PF.

    - Two individuals designated by Mr. Rosenbaum were appointed to the nine-member Rentrak board immediately and three additional individuals designated by Mr. Rosenbaum were nominated for election at Rentrak's annual shareholders meeting scheduled for August.

    - Mr. Berger was either terminated as chief executive officer of Rentrak or given a leave of absence for 90 days to afford Rentrak's board of directors an opportunity to review Rentrak's strategic options independently.

    - An outside review of Rentrak's financial records was undertaken with the assistance of Rentrak's independent certified public accountants. See "Election of New Directors (CARE Proposal 2)" for a discussion of the reasons for this review.

    In Mr. Rosenbaum's view, discussions at the May 5 meeting and with individual directors the following week proved unproductive. Although individual directors made various suggestions, including offers to elect Mr. Rosenbaum and perhaps one additional person designated by Mr. Rosenbaum as Rentrak directors and to seek the termination of Mr. Berger's employment, none of the discussions appeared to Mr. Rosenbaum to be supported by a majority of the Rentrak directors or to meaningfully address all of his concerns. Neither the special board committee nor the Rentrak board as a whole ever provided a formal response to Mr. Rosenbaum's concerns presented at the May 5 meeting. However, on May 15, 2000, perhaps in response to Mr. Rosenbaum's urgings, 3PF announced the formation of a board of directors consisting of the president of 3PF, a Rentrak director, and two outside directors, with an additional member to be determined. On July 25, 2000, 3PF announced that this fifth position had been filled with a third outside director.

    While pursuing discussions with members of Rentrak's board, Mr. Rosenbaum also contacted 10 other individuals whom he believed held a total of approximately 9 percent of Rentrak's outstanding common stock with a request that they join him in signing demands to hold a special shareholders meeting in compliance with Section 60.204(1)(b) of the Oregon Revised Statutes. By May 15, 2000, Mr. Rosenbaum had concluded that discussions with Rentrak's board were not progressing. Accordingly, at Mr. Rosenbaum's direction, demands by Mr. Rosenbaum and the 10 other Rentrak shareholders were delivered to the Secretary of Rentrak requesting that a special meeting of the shareholders of Rentrak be called for June 30, 2000, or as soon thereafter as practicable, for the purposes (1) of removing from office the entire board of directors of Rentrak, consisting of nine persons, (2) of amending Rentrak's Bylaws to delete provisions for a classified board of directors and to fix the number of positions on the board at five, and (3) of electing a new full board of directors, consisting of five persons, to hold office until the next annual meeting of shareholders. The demands were signed by:

    - Cede & Co. as the record holder of 997,080 shares of Rentrak common stock, or approximately 9.5 percent of the then outstanding Rentrak shares, beneficially owned by Messrs. Annechino, Brown, Cousins, Reck, Remlinger, Rosenbaum, and Wolcott and Drs. Rosencrantz and Zehnder, as well as 175,250 Rentrak shares, or approximately 1.7 percent of the then outstanding Rentrak shares, held by Bruce Ament and Eugene Tinker; and

    - One demand relating to 21,375 Rentrak shares, or approximately 0.2 percent of the then outstanding Rentrak shares, signed by Olde Discount Corporation on behalf of Mr. Reck together with a demand signed by Mr. Reck individually.

    On May 16, 2000, perhaps in response to the meeting demands, Messrs. LeVine and Roberts invited Mr. Rosenbaum to attend the May 19 meeting of Rentrak's board of directors. Mr. Rosenbaum accepted on the condition that Mr. Kundinger also attend and be permitted, in Mr. Rosenbaum's presence, to explain JHA's inability to complete a spinoff or IPO of 3PF. On May 18, 2000, Mr. Rosenbaum was advised by Rentrak's counsel that Mr. Kundinger would not be permitted to attend the Rentrak board meeting. Mr. Rosenbaum then declined the invitation of Messrs. LeVine and Roberts to attend the meeting, believing that it would not be productive and would be no more than a rehash of the May 5 meeting with the special committee of Rentrak's board.

    The following week, following discussions with Mr. Rosenbaum, Messrs. Annechino, Brown, Reck, Remlinger, and Wolcott and Dr. Zehnder, together with Mr. Rosenbaum, entered into an Agreement Among Rentrak Shareholders dated as of May 24, 2000 (the "CARE Agreement"), to form CARE. Dr. Rosencrantz and
Mr. Cousins agreed to join CARE on June 13, 2000, and June 14, 2000, respectively. Messrs. Ament and Tinker have declined to become parties to the CARE Agreement or otherwise to participate in CARE's proxy solicitation. Pursuant to the CARE Agreement, each member of CARE has agreed to be named in this proxy statement as a member of CARE, to vote his shares of Rentrak common stock in favor of CARE's proposals as outlined above, to comply with the requirements of the state and federal securities laws, and to cooperate with the other members of CARE to achieve its objectives.

    Also during the week of May 22, 2000, Mr. Berger invited Mr. Rosenbaum, together with other CARE members and Mr. Kundinger if Mr. Rosenbaum so chose, to attend a meeting on May 26, 2000, with Rentrak's management and independent auditors to discuss certain accounting issues. Mr. Rosenbaum declined this invitation because his primary motivation for commencing this proxy contest did not relate to accounting issues and because CARE's counsel was informed by Rentrak's counsel that the meeting offer was being extended on the condition that the proxy contest would be dropped if the accounting issues were addressed to Mr. Rosenbaum's satisfaction.

    On June 14, 2000, Mr. Rosenbaum, through counsel, proposed to Rentrak's counsel that the three items identified in the demands for a special meeting be submitted for action at Rentrak's annual meeting of shareholders then scheduled for August 21, 2000. If this proposal were accepted, Mr. Rosenbaum agreed that he and other members of CARE beneficially owning at least 4 percent of the outstanding Rentrak stock would cause Cede & Co. to withdraw its demands for a special meeting of shareholders of Rentrak with respect to such shares. On June 15, 2000, Rentrak, through counsel, accepted this offer.

    On July 7, 2000, Rentrak informed CARE through counsel that:

    - On July 5, 2000, the board of directors of Rentrak amended Rentrak's Bylaws to eliminate the classified board of directors.

    - Each of the six incumbent directors whose term will not expire at the Annual Meeting has agreed to resign as a director of Rentrak immediately prior to the Annual Meeting (and the terms of the remaining three incumbent directors will automatically expire), eliminating the need to vote on CARE's proposal to remove all the incumbent directors.

    - The proposal to amend Rentrak's Bylaws to fix the number of board positions at five and the election of directors will be the only two proposals submitted for action at the Annual Meeting.

    Meanwhile, beginning on June 16, 2000, the members of CARE, CARE's nominees for director and certain other named defendants were served with a complaint filed by Rentrak in the United States District Court for the District of Oregon on June 13, 2000, alleging that the defendants had violated Section 13(d) of, and Rule 14a-9 promulgated under, the Securities Exchange Act of 1934 (the "Exchange Act"). Rentrak seeks as relief, among other things, the preliminary and permanent enjoining of defendants, their agents and affiliates, and all other persons acting in concert with them or on their behalf, directly or indirectly, from:

    - voting in person or by proxy any shares of Rentrak stock

    - soliciting any proxies or consents (including any requests to call a special shareholders meeting) from owners of Rentrak stock

    - purchasing or otherwise acquiring any additional Rentrak stock

    - taking any steps to replace current Rentrak directors with nominees of the defendants

    - exercising or attempting to exercise influence or control over the affairs of Rentrak

    - initiating any other litigation concerning Rentrak in any other court or forum

    - selling or disposing of Rentrak shares except by orderly means designed to ensure widespread public distribution

    - encouraging other persons to do any of the foregoing or otherwise acting in concert with others in the acquisition, holding, voting, and disposition of Rentrak stock.

    The complaint filed by Rentrak alleges, among other things, that JHA, Rentrak's financial and investor relations advisor, and its principal, Donald J. Kundinger, as well as Paul Bogdanich, whom the members of CARE understand to be an independent consultant to JHA, were participants in and, in fact, the moving force behind, the proxy contest being waged by CARE. The members of CARE are not aware of any factual basis for this allegation. The members of CARE have organized and pursued the proxy contest for Rentrak without the assistance or urging of Messrs. Kundinger and Bogdanich. In fact, as far as the members of CARE are aware, neither individual is even a shareholder of Rentrak.

    When Rentrak appointed JHA as its financial and investor relations advisor in mid-1999, Rentrak's shareholders were invited to contact JHA with questions about Rentrak and its business. Thereafter, from time to time, some of the individuals who later became CARE members called JHA from time to time with questions about Rentrak, its financial condition and stock price. In addition, in early November 1999, at Mr. Rosenbaum's request, Mr. Berger arranged for a meeting among Mr. Kundinger, Mr. Bogdanich, Mr. Rosenbaum, another significant Rentrak shareholder, and himself to discuss issues relating to Rentrak's financial condition and the proposed IPO or spinoff of 3PF. Following that meeting, Mr. Rosenbaum called Mr. Kundinger from time to time with questions regarding the status of the issues discussed at the November meeting.
Mr. Rosenbaum also received information from Rentrak and JHA relating to Rentrak's financial condition and business plans in connection with and as a follow-up to the November meeting. Mr. Rosenbaum did not discuss with any Rentrak shareholders other than the participants in the November meeting information provided to him in connection with or as a result of the meeting.

    However, as described above, Mr. Rosenbaum became increasingly frustrated at the failure of JHA or Rentrak to explain the apparent lack of progress in achieving an IPO or spinoff of 3PF, culminating in this proxy contest. In April and May 2000, Mr. Rosenbaum called Mr. Kundinger to ascertain his availability to attend the May 5 meeting and proposed May 19 and May 26 meetings with Rentrak management. Mr. Rosenbaum and counsel representing Mr. Rosenbaum and the other members of CARE have also had communications with Mr. Kundinger, Mr. Bogdanich and their respective counsel regarding the litigation brought by Rentrak. The members of CARE are not aware of any other relationships relating to Rentrak, direct or indirect, between any member of CARE and JHA or Messrs. Kundinger or Bogdanich.

    The complaint also alleges that a statement of beneficial ownership on
Schedule 13D filed by the members of CARE and its nominees for director on May 31, 2000, was filed untimely and omits certain persons who are also required to file on Schedule 13D. The members of CARE believe that the Schedule 13D was filed within 10 days after the formation of a "group" under Section 13(d)(3) having beneficial ownership of more than 5 percent of the outstanding Rentrak stock, as required, and that all of the persons who are part of such group are included in the Schedule 13D. The members of CARE and its nominees for director are vigorously defending against Rentrak's allegations and the relief sought.

    On July 7, 2000, CARE filed its answer to Rentrak's complaint and several counterclaims against Rentrak, its directors individually, and two Rentrak shareholders affiliated with two Rentrak directors. The counterclaims allege that, as a result of certain actions taken by the directors and certain officers of Rentrak, as described under "Reasons for the Solicitation" above, such persons should have filed as a group a report of beneficial ownership of Rentrak stock on Schedule 13D with the SEC by May 29, 2000, and certainly no later than June 26, 2000. As a result of this alleged violation of Rule 13d-1(a) under the Exchange Act by the directors and certain officers of Rentrak, CARE is seeking as relief, among other things, the preliminary and permanent enjoining of the counterclaim defendants from voting their shares of Rentrak stock, purchasing or otherwise acquiring additional shares of Rentrak stock, or taking any other actions which would require disclosure under Item 4 of Schedule 13D, such as a merger or sale of assets involving Rentrak or any of its subsidiaries.

    On August 1, 2000, CARE filed a motion in the litigation brought by Rentrak seeking a preliminary injunction to prevent the counterclaim defendants, including Messrs. Berger and Cox, from voting the shares acquired pursuant to the loan program described under "Reasons for the Solicitation" above or from selling or disposing of the shares pending further order of the court. In CARE's memorandum of law in support of its motion, CARE asserts that Messrs. Berger and Cox should be prohibited from voting their shares not only because of the failure by Rentrak's management to file a Schedule 13D as alleged in CARE's counterclaims described above, but also because Rentrak's directors violated their fiduciary duties by permitting Messrs. Berger and Cox to acquire shares from

Rentrak for grossly inadequate consideration in order to entrench management. Of course, CARE cannot predict whether it will succeed in obtaining the injunctive relief it seeks. A hearing on the motion is scheduled for August 18, 2000.

                AMENDMENT OF RENTRAK'S BYLAWS (CARE PROPOSAL 1)

    Until July 5, 2000, Article 3, Section 3.2 of Rentrak's Bylaws provided for a classified board of directors. CARE's members view a classified board as motivated by a desire on the part of management to protect itself from being displaced. CARE believes that it is inappropriate to raise these types of barriers to shareholder democracy; rather, directors should be subject to the possibility of replacement as an entire group each year in order to make them feel more immediately and continuously accountable to shareholders' concerns. Therefore, as described above under "Recent Events," among the proposals submitted by members of CARE and two other Rentrak shareholders to Rentrak on May 15, 2000, was a proposal to amend Rentrak's Bylaws to eliminate the classified board. Apparently in response to the May 15 demands, Rentrak amended its Bylaws on July 5, 2000, to delete the classified board provisions. Although CARE's nominees for director, if elected, reserve the right to consider and propose the removal of other anti-takeover measures, CARE does not currently have any plan to remove or neutralize any other anti-takeover device in place at Rentrak, including Rentrak's shareholder rights plan.

    Section 3.2 of Rentrak's Bylaws now provides that the number of directors may range from three to nine, with the precise number to be fixed by the board of directors by resolution. CARE proposes to amend Section 3.2 of Rentrak's Bylaws to provide for a board of directors with five members elected annually. The text of the proposed amendment is as follows:

        "Section 3.2 Number, Tenure and Qualifications. The Board of Directors shall consist of five persons. Each director shall hold office until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until death, resignation or removal."

    CARE has identified five individuals who it believes are qualified to serve as directors of Rentrak, as described below. CARE believes the best way to ensure that CARE's objectives are pursued is to elect a board of directors made up entirely of CARE's nominees. CARE believes that the proposed reduction in the size of the board of directors may have the advantage of enabling the full board of directors to meet more frequently, providing more opportunity for interaction with and oversight of management. CARE anticipates that fewer directors will also result in a decrease in compensation expense attributable to the board of directors (see "Director Compensation" below). On the other hand, a smaller board would mean that fewer directors will constitute a quorum and, thus, decisions may be made with the participation of fewer directors. Rentrak would also be able to draw upon the expertise of fewer individuals, such that the breadth and depth of knowledge, experience and diversity of perspectives represented on the board could be significantly narrowed. However, CARE has confidence in the qualifications and experience of its nominees and believes that its five nominees will better serve Rentrak than Rentrak management's nine nominees. CARE also notes that all of CARE's nominees are not employees of Rentrak, while two of Rentrak's nine nominees are also officers of Rentrak or one of its subsidiaries, lessening the effect of the reduction in board size on the scope of expertise available to Rentrak.

    Article 11 of Rentrak's Bylaws provides that the Bylaws may be amended by the board of directors or by the shareholders at any regular or special meeting. The proposed Bylaw amendment will have the effect of reducing the number of board positions and fixing the number of directors at five, which corresponds with CARE's proposal to elect five new directors. The amendment will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal at the Annual Meeting, provided that a quorum is present. THE MEMBERS OF CARE URGE YOU TO VOTE

FOR CARE PROPOSAL 1 AMENDING RENTRAK'S BYLAWS TO FIX THE NUMBER OF POSITIONS ON THE BOARD OF DIRECTORS AT FIVE.

                  ELECTION OF NEW DIRECTORS (CARE PROPOSAL 2)

    Under Rentrak's Bylaws, shareholders may nominate candidates for the board of directors. Paul A. Rosenbaum, on behalf of CARE, submitted the names of the five candidates described below for election as directors to Rentrak on June 14, 2000, and intends to place their names in nomination for election as directors at the Annual Meeting if CARE Proposal 1 passes.

    IF CARE PROPOSAL 1 (REDUCING THE BOARD OF DIRECTORS TO FIVE POSITIONS) DOES NOT PASS, CARE'S NOMINEES FOR DIRECTOR WILL NOT BE PERMITTED TO BE NOMINATED AT THE ANNUAL MEETING. THEREFORE, IF CARE PROPOSAL 1 DOES NOT PASS, A SHAREHOLDER WHO VOTES ON CARE'S BLUE PROXY CARD WILL NOT BE ABLE TO CAST A VOTE WITH RESPECT TO ANY OF RENTRAK'S NINE DIRECTOR POSITIONS AND, PRESUMABLY, ALL OF RENTRAK'S NOMINEES FOR DIRECTOR WILL BE ELECTED.

    CARE also notes that there is no assurance that any of Rentrak's nominees will serve if elected with any of the CARE nominees. If fewer than all five of CARE's nominees are elected as directors of Rentrak, each nominee has indicated a continued willingness to serve as a director of Rentrak if (1) Mr. Rosenbaum is one of the nominees elected or (2) CARE's nominees comprise a majority of the Rentrak board. If CARE's nominees comprise less than a majority of the Rentrak board (that is, one or two out of five positions), there is a substantial likelihood that they will be unable to act on some or all of the matters described below. Also, in the event of a board with membership split between Rentrak's nominees and CARE's nominees, the board may deadlock on certain issues or expend substantially more time and resources in reaching decisions, which may have an adverse effect on Rentrak's competitive position and its ability to react to market opportunities and conditions.

    CARE anticipates that if the nominees named below are elected as directors of Rentrak, they will consider fully and impartially all available options that potentially may maximize shareholder value, including the possible spinoff or public offering of equity securities of 3PF, the sale of one or more subsidiaries of Rentrak, including 3PF, the sale of all or a portion of the assets of Rentrak, or a business combination or merger or other business transaction involving Rentrak or its subsidiaries. CARE believes these options may maximize shareholder value because CARE is of the opinion that the current market price of Rentrak's shares does not adequately reflect the value of Rentrak's subsidiaries, especially 3PF. Each of the options mentioned represents a method by which the value of one or more subsidiaries may be recognized separate and apart from the value of the parent's stock, which may result in the sum of the parts being greater than if considered as a whole. CARE has not yet conducted an analysis to determine the market for 3PF, Rentrak's other subsidiaries, Rentrak's assets, or a business combination involving Rentrak. However, CARE anticipates that its nominees will exercise their best judgment in the interests of Rentrak and its shareholders before pursuing any of the options listed above or any other avenues for increasing Rentrak's value to its shareholders that may become available. CARE notes that there is no assurance that any of these avenues, if implemented, will succeed in enhancing shareholder value.

    The nominees, if elected, are also expected promptly to consider removing Ron Berger as chairman and chief executive officer of Rentrak and initiating a search for an appropriate replacement for Mr. Berger, which may include members of present or former management of Rentrak. CARE's nominees believe that such a replacement ideally would have substantial business experience, preferably in the retail entertainment or Internet industries, a proven track record of revitalizing companies, and a reputation for honesty and integrity in business dealings.

    Finally, following their election as Rentrak directors, the nominees intend to consider retaining an outside consultant to conduct a review of Rentrak's financial records in conjunction with Rentrak's independent certified public accountants and to take any steps deemed appropriate based on the outcome of such review. As noted under "Reasons for the Solicitation" above, Rentrak's dealer financing program has generated significant write-offs. Also, Rentrak's cash flow statement for the fiscal year ended March 31, 2000, lists a provision for doubtful accounts of $6.3 million. Consequently, CARE believes a review of Rentrak's financial records is necessary to assure that material business transactions have been properly approved and documented, that Rentrak's assets have been recorded in accordance with generally accepted accounting principles, and that Rentrak's ability to collect its receivables is preserved.

    Mr. Berger has an employment agreement with Rentrak which expires March 31, 2003, pursuant to which he may be entitled to receive severance pay if his employment is terminated by Rentrak other than for "cause" or by Mr. Berger following a "change of control" of Rentrak. Cause is defined as (1) an act or acts of personal dishonesty taken by Mr. Berger and intended to result in the substantial personal enrichment of Mr. Berger at the expense of Rentrak or
(2) the conviction of Mr. Berger of a felony. The election of CARE's nominees for director would constitute a change of control of Rentrak under Mr. Berger's employment agreement. Consequently, if CARE's nominees for director are elected and thereafter Mr. Berger either quits or is fired, Mr. Berger may be entitled to receive as severance pay an amount equal to approximately $1,300,000, calculated based on the formula contained in his employment agreement.

    The members of CARE intend to seek reimbursement from Rentrak for its expenses incurred in the proxy contest if a majority of CARE's nominees are elected to Rentrak's board of directors. See "The Solicitation" below. CARE'S NOMINEES FOR DIRECTOR DO NOT INTEND TO SUBMIT THE ISSUE OF SUCH REIMBURSEMENT OF CARE FOR ITS PROXY CONTEST EXPENSES TO A SEPARATE VOTE OF RENTRAK'S SHAREHOLDERS UNLESS REQUIRED BY APPLICABLE LAW.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

    Set forth below are the names, ages, business addresses, beneficial ownership of Rentrak shares, and percentage share ownership of each of CARE's five nominees for election as a Rentrak director. Each nominee has consented to serve as a director of Rentrak if elected, provided that Mr. Rosenbaum is one of those elected or CARE's nominees comprise a majority of Rentrak's board, as discussed above. If any of CARE's nominees is unable to serve or for good cause will not serve as a Rentrak director (other than because the conditions specified in the foregoing sentence are not met), the BLUE proxy cards solicited by CARE will be voted for any substitute nominee designated by Paul A. Rosenbaum. None of the nominees is presently a director of Rentrak or is related to another nominee or to any of the present officers or directors of Rentrak. Each is a citizen of the United States.

                                                                                      NO. OF SHARES
                                                                                      BENEFICIALLY       PERCENTAGE
NAME                         AGE         BUSINESS ADDRESS                               OWNED(1)          OF CLASS
----                       --------      ----------------                             -------------      ----------
Cecil D. Andrus               68         350 N. Ninth Street                                1,000              *
                                         Boise, Idaho 83702

George H. Kuper               59         3600 Green Court                                       0             --
                                         Ann Arbor, Michigan 48105

Joon S. Moon                  62         11000 Mt. Rose Highway                             1,000              *
                                         Reno, Nevada 89511

James G. Petcoff              44         28819 Franklin Road                               11,500(2)           *
                                         Southfield, Michigan 48034

Paul A. Rosenbaum             57         127 E. Washtenaw                                 250,730(3)         2.0%
                                         Lansing, Michigan 48933

------------------------

*   Beneficially owns less than 1 percent of Rentrak's outstanding common stock.

(1) The nominee holds sole voting and dispositive power over his shares, unless otherwise indicated.

(2) Mr. Petcoff owns his shares jointly with his wife, Janice Marie Petcoff, who is a citizen of the United States and is not employed; her address is 5853 Clearview Court, Troy, Michigan 48098.

(3) Mr. Rosenbaum has borrowed approximately $406,000 to purchase or hold Rentrak common stock through a margin account with Prudential
    Securities, Inc.

    In 1995, Mr. Andrus founded and now serves as the chairman of the Andrus Center for Public Policy at Boise State University. Since 1995, Mr. Andrus has also been of counsel to the Gallatin Group, a public policy consulting firm in Boise, Idaho. He was elected governor of the state of Idaho for four terms (beginning in 1970, 1974, 1986, and 1990). Mr. Andrus also was the U.S. Secretary of the Interior from 1977 to 1981. Mr. Andrus serves as director of Albertsons, Inc., KeyCorp, and Coeur d'Alene Mines.

    Mr. Kuper is an independent consultant in the areas of public policy, environmental and energy issues and provides advice to small and start-up companies in the chemical, electronics, and software industries. Mr. Kuper has also served as president, chief executive officer, and a director of the Council of Great Lakes Industries ("CGLI") located in Ann Arbor, Michigan, since 1994. CGLI is affiliated with the World Business Council for Sustainable Development located in Geneva, Switzerland and is a not-for-profit association consisting of more than two dozen U.S. and Canadian companies. Since 1994, Mr. Kuper has also served as the chairman of the Office of the Secretary of Defense Working Group on Dual-Use Technology Policy. Prior to 1994, Mr. Kuper's activities included serving for three years as the executive director of the National Center for Productivity and Quality of Working Life, a Presidential appointment, working for General Electric Company for five years to enhance its productivity programs, and serving as executive director of the Manufacturing Studies Board of the National Academy of Sciences, National Research Council, for five years. Mr. Kuper received a B.A. in political science from The Johns Hopkins University and an M.B.A. from the Harvard School of Business Administration.

    Mr. Moon has served as the chairman of Rooto Corporation, a manufacturer of industrial and household chemicals, for the past five years. Mr. Moon's background is as a research chemist with E.I. duPont de Nemours Co. and Celanese Corporation. Mr. Moon received a B.S. in chemical engineering from Michigan State University and a Ph.D. in chemical engineering from the University of California at Berkeley. Mr. Moon serves as a member of the board of directors of Thomas Jefferson University, and has previously served as a director of Michigan State University Foundation, Michigan Bank, Independence One Mutual Fund, Michigan General Corporation, Maxco Energy, and Progressive Dynamics Corporation.

    Mr. Petcoff has served as president and chief executive officer of North Pointe Financial Services, Inc., a provider of insurance and other financial services, since 1986. Since 1999, Mr. Petcoff has also served as president and chief executive officer of Queensway Financial Holdings Limited, a Canadian holding company affiliated with North Pointe Financial Services, Inc. He received an M.B.A. and a J.D. from the University of Detroit. Mr. Petcoff is a director of Lease Corporation of America.

    Mr. Rosenbaum founded SWR Corporation in 1994 and serves as the company's chief executive officer. SWR Corporation designs, tests, and markets industrial chemicals. Mr. Rosenbaum has also been engaged in the private practice of law through his own firm specializing in corporate and administrative law since 1978. He received a B.S. in American studies from Springfield College and a J.D. from The George Washington University Law School. Mr. Rosenbaum has borrowed a total of $125,000 from Mr. Petcoff for reasons unrelated to Rentrak or its securities.

    There are no arrangements or understandings between any CARE nominee and any other person pursuant to which that nominee was selected as a nominee for director of Rentrak or with respect to any future employment by Rentrak or any future transactions to which Rentrak or any of its affiliates may be a party. However, if CARE's nominees are elected as directors of Rentrak, they are not precluded from determining that Rentrak should engage in one or more transactions with CARE's nominees or members or any of their affiliates, including family members or other companies under their control, although no such transactions are presently contemplated.

DIRECTOR COMPENSATION

    Rentrak's definitive proxy materials for the Annual Meeting state that non-employee directors receive an annual retainer of $25,000 and $500 for each board meeting or telephone conference board meeting attended and an automatic annual stock option grant for 10,000 shares of Rentrak common stock plus an additional option grant for 2,500 shares to each non-employee chairman of a board committee. The CARE nominees for director, if elected, intend to reduce the annual retainer to $20,000 and to retain the other compensation features for Rentrak non-employee directors. CARE also expects that each of its nominees, if elected, will be indemnified for his services to Rentrak to the same extent that indemnification is presently available to Rentrak's directors.

REASONS FOR ELECTING CARE'S DIRECTOR NOMINEES

    As described above, the members of CARE believe that Rentrak's financial results over the past several years indicate that Rentrak's management is ineffective and that its directors have not been providing adequate guidance and direction.

    In CARE's view, Rentrak's problems justify the step of electing a completely new set of outside directors, even if these candidates do not have the support of current management. CARE's members believe that its nominees offer the experience and judgment that Rentrak shareholders need to enhance the value of their investment in Rentrak. However, there is no assurance that shareholder value will be increased if CARE's nominees are elected. CARE notes that, if elected, its nominees may continue to have access to the expertise of Rentrak's officers as necessary. In CARE's view, management's nominees as a whole do not offer superior expertise and independent business judgment because they are comprised almost entirely of lenders to or representatives of consultants and suppliers to Rentrak (e.g., Messrs. Batra, Jimirro, LeVine, and Roberts) or representatives of Rentrak affiliates (e.g., Messrs. Balner, Berger, Kusaka, and Masuda). See "Reasons for the Solicitation" above. If CARE Proposal 1 to amend Rentrak's Bylaws passes, the five nominees who receive the greatest number of votes (a plurality) will be elected as directors of Rentrak. Cumulative voting for directors is not permitted under Rentrak's organizational documents.

    CARE URGES YOU TO VOTE FOR ITS FIVE NOMINEES TO SERVE ON RENTRAK'S BOARD OF DIRECTORS.

                               VOTING PROCEDURES

    Rentrak's proxy statement and proxy card include the proposal to amend Rentrak's Bylaws described above and a proposal for the election of directors, but do not include the names of CARE's nominees for director. The Bylaws will be amended to provide for a five-person board of directors only if CARE Proposal 1 passes. If (but only if) CARE Proposal 1 passes, CARE will place the names of its nominees in nomination for election as directors at the Annual Meeting. If CARE Proposal 1 does not pass, you will not be able to vote for any of the nine positions on the board of directors using CARE's BLUE proxy card and, presumably, all of Rentrak's nominees for director will be elected. You also will not be able to vote for CARE's nominees for director using the form of proxy sent to you by Rentrak. We therefore urge you to sign and return CARE's BLUE proxy card using the enclosed return envelope.

    Even if you have already returned a proxy to Rentrak using Rentrak's proxy card, you can still cast your vote for our proposals, including any or all of CARE's nominees, by indicating your choices on the enclosed BLUE proxy card and signing, dating, and returning it in the enclosed envelope. See the discussion in "Revocation Rights" below.

    The presence, in person or by proxy, of the holders of Rentrak common stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Oregon law, abstentions and broker non-votes (that is, shares held in street name as to which the broker, bank or other nominee has no discretionary power to vote on a particular matter, has received no instructions from the persons entitled to vote such shares and has appropriately advised Rentrak that it lacks voting authority) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

    A plurality of the votes present, in person or by proxy, is required for the election of directors. If CARE Proposal 1 to amend Rentrak's Bylaws passes, there will be five positions on the board of directors; otherwise there will be nine positions. With respect to the election of directors, votes may be cast in favor or withheld with respect to any or all nominees officially nominated; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome. Abstention is not a choice in the election of directors. If CARE Proposal 1 passes, it is possible that some of Rentrak's nominees and some of CARE's nominees will receive sufficient votes to be elected as directors. As required by Rule 14a-4(d)(iv) of the SEC's proxy rules under the Exchange Act, CARE hereby states that there is no assurance that Rentrak's nominees will serve if elected with any of CARE's nominees. Each of CARE's nominees has agreed to serve even if elected with one or more of Rentrak's nominees, provided that Mr. Rosenbaum is one of those elected or the CARE nominees comprise a majority of the board of directors. See "Election of New Directors (CARE Proposal 2)" above.

    A shareholder may, with respect to each other matter presented for action at the Annual Meeting, vote "for," vote "against," or "abstain" from voting. Shares represented by proxies that are marked "abstain" on such matters and proxies relating to broker non-votes will not affect the outcome of the vote on such matters. Unless otherwise directed on the enclosed BLUE proxy card, as more fully described below, Paul A. Rosenbaum or Mark A. Brown, on behalf of CARE, will vote FOR CARE Proposal 1 and FOR each of CARE's five nominees to serve as directors of Rentrak.

    If you sign and return the accompanying BLUE proxy card, it will be voted at the Annual Meeting in accordance with your instructions on the card. With respect to CARE Proposal 2, you may vote FOR the election of all of CARE's nominees, or you may withhold authority to vote for the election of one or more of such nominees by writing the person's name on the line provided on the BLUE proxy card. The BLUE proxy card cannot be used to vote for the election of any of the director candidates nominated by Rentrak and cannot be used to vote for more than five positions.

    We do not know of any other matters that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed form of BLUE proxy card, or their substitutes, will vote on such matters in accordance with their judgment.

    As the members of CARE together beneficially own approximately 1,130,000 shares of the 12,295,684 shares of Rentrak stock outstanding on the record date for the Annual Meeting, holders of an additional 5,020,000 shares would have to vote in favor of CARE's proposals in order to constitute an absolute majority of the shares outstanding, ensuring the adoption of CARE Proposal 1 and the election of all five of CARE's nominees for director.

                               REVOCATION RIGHTS

    A shareholder may revoke his or her proxy any time before the tally by (1) executing a later-dated proxy card, (2) appearing at the Annual Meeting to vote in person or (3) delivering written notice of revocation to CARE at Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, or to the Secretary of Rentrak. At the Annual Meeting, CARE's BLUE proxy cards must be presented to Rentrak's tabulator in order to be counted.

                        PARTICIPANTS IN THE SOLICITATION
                   AND BENEFICIAL OWNERSHIP OF RENTRAK STOCK

    The members of CARE, along with CARE's nominees for director, are all considered participants in this proxy solicitation under the SEC's proxy rules. The SEC requires that certain information be made available to Rentrak shareholders with respect to any person who may be deemed a participant in this solicitation. The members of CARE are Michael J. Annechino, Mark A. Brown, Thomas S. Cousins, Jr., Gordon A. Reck, Donald W. Remlinger, Paul A. Rosenbaum, David R. Rosencrantz, M.D., Guy R. Wolcott, and Frederick L. Zehnder, each of whom is a citizen of the United States.

    Michael J. Annechino has his own financial consulting business, PCSG, Inc., located at 13305 N.E. 2nd Court, Vancouver, Washington 98685. He has sole voting and dispositive power as to 2,000 shares of Rentrak common stock and shares voting and dispositive power over 95,400 shares with his wife, Theresa Ann Annechino, who is a citizen of the United States and is employed by PCSG, Inc.

    Mark A. Brown is vice president/finance of VWR Scientific Products, a wholesale distributor of scientific equipment, supplies, chemicals and furniture, located at 2730 N.E. Riverside Way, Portland, Oregon 97211. He has sole voting and dispositive power as to 44,550 shares of Rentrak common stock, including 7,800 shares owned by his minor children, Chris and Lauren Brown, and his nephew, Adam Kraushaar, and shares voting and dispositive power as to 75,000 shares with his wife, Sherri K. Brown, who is a citizen of the United States and is not employed; her address is 18672 S.E. Hwy 212, Clackamas, Oregon 97015. Mr. Brown has borrowed approximately $138,000 to purchase or hold Rentrak common stock through a margin account with First Union Brokerage Services, Inc.

    Thomas S. Cousins, Jr., is an investment executive with U.S. Bancorp Piper Jaffray, 1327 Spruce Street, Boulder, Colorado 80302. Mr. Cousins currently is on leave of absence from his employment; his residence address is 540 Columbine Avenue, Broomfield, Colorado. He has sole voting and dispositive power as to 65,000 shares of Rentrak common stock.

    Gordon A. Reck is an associate broker at Jim Saros Agency, a realtor located at 17108 Mack, Grosse Pointe, Michigan 48230. He shares voting and dispositive power as to 67,000 shares of Rentrak common stock with his wife, Susan E. Reck, who is a citizen of the United States and a teacher employed by the Detroit Board of Education; her address is 765 Middlesex, Grosse Pointe Park, Michigan 48230. Mr. Reck has borrowed a total of approximately $75,800 to purchase or hold Rentrak common stock through margin accounts with A.G. Edwards, Inc., First Union Brokerage Services, Inc., and Olde Discount Corporation.

    Donald W. Remlinger is president of Bristol Management Corp., a financial consulting company, located at 9 Brigade Hill Road, Morristown, New Jersey 07960. He has sole voting and dispositive power as to 75,000 shares of Rentrak common stock.

    David R. Rosencrantz is a urologist practicing at 2222 N.W. Lovejoy, Ste. 416, Portland, Oregon 97210. He has sole voting and dispositive power as to 6,000 shares of Rentrak common stock and shares voting and dispositive power as to 57,700 shares with his wife, Diane S. Rosencrantz, who is a citizen of the United States and is office manager at Dr. Rosencrantz's office.

    Guy R. Wolcott is president of his own plumbing contracting business, Wolcott Plumbing, located at 2050 N.W. Burnside, Gresham, Oregon 97030. Mr. Wolcott has sole voting and dispositive power as to 10,000 shares of Rentrak common stock held by the Wolcott Plumbing Profit Sharing Trust, shares voting and dispositive power as to 198,300 shares with his wife, Chris Wolcott, who is a citizen of the United States and is not employed (her address is 3633 Oxbow Parkway, Gresham, Oregon 97080), and shares voting and dispositive power as to 88,000 shares held by the WF Foundation, a family foundation, with his wife and son, Guy Wolcott, Jr., who is a citizen of the United States and is employed as a plumbing estimator with Wolcott Plumbing.

    Frederick L. Zehnder is an optometrist practicing at 504 N. Franklin, Frankenmuth, Michigan 48734. Dr. Zehnder has sole voting and dispositive power as to 77,600 shares of Rentrak common stock and shares voting and dispositive power as to 3,000 shares with his wife, Wendy Ann Zehnder, who is a citizen of the United States and is self-employed as an interior decorator; her address is 7576 S. Block Road, Frankenmuth, Michigan 48734.

    The business address, principal occupation and principal business, and share ownership of CARE's nominees for director appears under "Election of New Directors (CARE Proposal 2)."

    As of the close of business on August 4, 2000, the members of CARE and its director nominees (c/o Paul A. Rosenbaum, 127 E. Washtenaw, Lansing, Michigan 48933) beneficially owned in the aggregate 1,128,780 shares of Rentrak's common stock, constituting approximately 9.2 percent of the total outstanding shares. All transactions in securities of Rentrak engaged in by any member of CARE or any of its nominees for director since August 1, 1998, are summarized on
Schedule I attached to this proxy statement.

    The members of CARE and CARE's nominees for director have contributed the following amounts to defray the expenses of the proxy contest, including attorneys' fees in connection with legal proceedings by or against Rentrak and its directors and officers: Mr. Andrus, $2,500; Mr. Annechino, $5,000;
Mr. Brown, $15,000; Mr. Cousins, $10,000; Mr. Kuper, $2,500; Mr. Moon, $2,500;
Mr. Petcoff, $0; Mr. Reck, $5,000; Mr. Remlinger, $10,000; Mr. Rosenbaum, $5,000; Dr. Rosencrantz, $5,000; Mr. Wolcott, $10,000; and Dr. Zehnder, $10,000.

    Other than the CARE Agreement, none of the participants in this proxy solicitation is otherwise a party to any contract, arrangement or understanding with any person with respect to any securities of Rentrak, except that Paul A. Rosenbaum has acquired sole voting and dispositive power with respect to a total of 89,300 shares of Rentrak common stock from four individuals, pursuant to an understanding with each individual that, upon the demand of the individual, Mr. Rosenbaum will either pay in cash the market value of the shares on the date of demand, plus in some cases interest at an annual rate of 10 percent, or transfer the shares back to the individual. Mr. Rosenbaum borrowed such shares in each instance from close friends who are not associated with CARE or its other members in order to avoid the sale of shares of Rentrak common stock held in his margin account upon a drop in the market price of Rentrak stock sufficient to threaten a margin call. Due to these personal friendships, the persons lending shares to Mr. Rosenbaum did not ask for or receive any other consideration other than the potential payment of interest if the transaction was ultimately settled by the payment of cash instead of the return of the shares by Mr. Rosenbaum.

    No participant in this solicitation or any associate of any participant (1) has any arrangement or understanding with any person with respect to future employment by Rentrak or its subsidiaries, (2) has any arrangement or understanding with any person as to any future transactions to which Rentrak or any of its affiliates will or may be a party, or (3) had during Rentrak's last fiscal year any direct or indirect material interest with respect to any, or has any such interest with respect to any currently proposed, transaction to which Rentrak or any of its subsidiaries was or is to be a party. There is nothing to preclude Rentrak from entering into any such employment or transaction with any such person in the future.

    Over the past several years, Mr. Rosenbaum has had occasional discussions with Ron Berger, chairman and chief executive officer of Rentrak, over issues of concern to Mr. Rosenbaum as a Rentrak shareholder regarding Rentrak's business prospects and goals. In one such conversation in the fall of 1999, Mr. Berger expressed concern over the impact of the loss of Cyberian Outpost as a customer of 3PF, a wholly owned subsidiary of Rentrak. A subsidiary of Cyberian Outpost,

Outpost.com, is an Internet retailer. Robert A. Bowman, the president and chief executive officer of Cyberian Outpost, is a long-time personal acquaintance of Mr. Rosenbaum. Mr. Rosenbaum offered to contact Mr. Bowman to see if he would consider reestablishing a customer relationship with 3PF. Shortly thereafter, Mr. Berger offered to transfer at no cost to Mr. Rosenbaum shares in 3PF equal to 1 percent of its total capitalization if, by January 31, 2000, Mr. Rosenbaum succeeded in causing Cyberian Outpost to use 3PF to handle at least 70 percent of its fulfillment requirements. In January 2000, Rentrak proposed an arrangement calling for the payment to Mr. Rosenbaum of $250,000 in cash plus $7,500 per month for consulting services with respect to governmental issues for a three-year period if Cyberian Outpost and 3PF entered into a written agreement for 3PF to handle substantially all of Cyberian Outpost's fulfillment requirements for a minimum of one year by March 1, 2000. Mr. Rosenbaum arranged for a meeting between him, Mr. Bowman, and Bill Polich, the president of 3PF, to discuss the possibility of such a renewed relationship, which was held in January 2000. Mr. Rosenbaum also had an additional meeting and several follow-up telephone conversations with Mr. Bowman. However, Mr. Rosenbaum was unable to arrange for consummation of the transactions proposed by Rentrak relating to Cyberian Outpost within the time limitations imposed by Rentrak due to market conditions and other factors. No other transaction or understanding between Rentrak and Mr. Rosenbaum relating to any other matter has been entered into and no negotiations between Rentrak and Mr. Rosenbaum with respect to any such transaction are ongoing.

                                THE SOLICITATION

    The entire cost of the solicitation of proxies by CARE will be borne by the members of CARE. The members of CARE intend, however, to seek reimbursement from Rentrak for these expenses if a majority of CARE's nominees are elected to Rentrak's board of directors, including the legal expenses of the members of CARE and its nominees for director in the legal proceedings instituted by Rentrak discussed above. CARE'S NOMINEES FOR DIRECTOR DO NOT INTEND TO SUBMIT THE ISSUE OF SUCH REIMBURSEMENT OF CARE FOR ITS EXPENSES INCURRED IN THE PROXY CONTEST TO A SEPARATE VOTE OF RENTRAK'S SHAREHOLDERS UNLESS REQUIRED BY APPLICABLE LAW. To date, CARE has incurred cash expenditures of $77,500, and CARE estimates that total expenditures relating to its solicitation will not exceed $275,000.

    Proxies may be solicited by mail, courier service, telephone, advertisement, electronic communication and in person. Arrangements will be made with brokerage houses or other custodians, nominees, and fiduciaries to forward CARE's solicitation materials to their clients; CARE will reimburse such persons for their reasonable expenses. CARE's nominees and members may, without additional compensation, make solicitations through personal contact or by telephone.

    In addition, CARE has engaged the proxy solicitation firm of Beacon Hill Partners, Inc., to assist it in its soliciting efforts for a fee of up to $30,000, including a success fee, plus reimbursement of expenses. It is anticipated that Beacon Hill Partners will make available approximately 20 persons in connection with its efforts on behalf of CARE. In addition to the solicitation of proxies from retail investors, brokers, banks, nominees and other institutional holders, such persons will, among other activities, provide consultation pertaining to the planning and organization of the proxy solicitation. CARE has also agreed to indemnify Beacon Hill Partners against certain liabilities and expenses relating to the proxy solicitation.

                             ADDITIONAL INFORMATION

    This proxy statement includes information based on documents filed by Rentrak with the SEC, including Rentrak's definitive proxy materials.

    Information regarding Rentrak's director nominees, management, 5 percent shareholders and executive compensation are contained in Rentrak's definitive proxy statement. Rentrak's definitive proxy statement also includes the dates by which shareholder proposals intended to be submitted at its next annual meeting must be received by Rentrak to be included in its proxy statement or otherwise.

                              PLEASE ACT PROMPTLY.
                SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

August 15, 2000

                                                                      SCHEDULE I

                         TRANSACTIONS IN RENTRAK STOCK
                               SINCE AUGUST 1998

                                                    TRADE DATE   TYPE OF TRANSACTION   NUMBER OF SHARES
                                                    ----------   -------------------   ----------------
Cecil D. Andrus...................................    11/9/99        Purchase                1,000

Mark A. Brown.....................................    3/10/99        Purchase                2,000

                                                      3/23/99          Sale                  2,000

                                                      4/27/99        Purchase                5,000

                                                       5/7/99        Purchase                5,000

                                                      5/20/99        Purchase                2,500

                                                      5/27/99        Purchase                  600

                                                       6/8/99        Purchase                9,400

                                                       6/9/99        Purchase                9,000

                                                      6/10/99        Purchase               10,000

                                                      6/25/99        Purchase               10,500

                                                      6/30/99        Purchase                2,500

                                                       7/2/99        Purchase                3,500

                                                       7/7/99        Purchase                5,000

                                                      7/23/99        Purchase                9,250

                                                       9/8/99        Purchase                5,500

                                                      9/15/99        Purchase                5,000

                                                      9/24/99        Purchase                2,000

                                                      10/5/99        Purchase               20,000

                                                     10/25/99        Purchase                  232

                                                     10/26/99        Purchase                  600

                                                     11/18/99          Sale                    832

                                                      12/8/99          Sale                  2,000

                                                     12/30/99        Purchase                9,000

Thomas S. Cousins, Jr.............................     9/1/99        Purchase                5,000

                                                       9/9/99        Purchase                5,000

                                                      9/13/99        Purchase                5,000

                                                      10/8/99        Purchase               20,000

                                                     10/21/99        Purchase                4,000

                                                    TRADE DATE   TYPE OF TRANSACTION   NUMBER OF SHARES
                                                    ----------   -------------------   ----------------
                                                     10/29/99        Purchase                5,500

                                                      11/1/99        Purchase                5,500

                                                      11/2/99        Purchase                4,000

                                                     11/12/99        Purchase                3,000

                                                      12/6/99        Purchase                3,000

                                                       2/9/00        Purchase                5,000

Gordon A. Reck....................................    3/23/99        Purchase                2,000

                                                      3/24/99        Purchase                2,000

                                                      1/20/00        Purchase               10,000

                                                      4/14/00          Sale                  2,000

Donald W. Remlinger...............................   11/19/99        Purchase                5,000

Paul A. Rosenbaum.................................    8/10/98        Purchase                2,000

                                                      8/12/98        Purchase                1,000

                                                      8/13/98        Purchase                1,000

                                                      8/14/98        Purchase                1,000

                                                      8/27/98        Purchase                  500

                                                      8/28/98        Purchase                  500

                                                       9/3/98        Purchase                  100

                                                      9/15/98        Purchase                  100

                                                      9/21/98        Purchase                1,000

                                                      10/2/98        Purchase                5,000

                                                     10/14/98        Purchase                  250

                                                     11/23/98        Purchase                1,000

                                                       3/2/99        Purchase                  650

                                                       3/9/99        Purchase                  500

                                                      3/12/99        Purchase                  500

                                                      3/16/99        Purchase                  500

                                                      3/17/99        Purchase                  250

                                                      3/18/99        Purchase                  250

                                                      3/19/99        Purchase                  250

                                                       4/5/99        Purchase                  250

                                                       4/7/99        Purchase                  100

                                                      4/14/99        Purchase                  100

                                                    TRADE DATE   TYPE OF TRANSACTION   NUMBER OF SHARES
                                                    ----------   -------------------   ----------------
                                                      4/16/99        Purchase                  100

                                                      4/19/99        Purchase                  100

                                                      4/20/99        Purchase                  100

                                                      4/21/99        Purchase                  100

                                                      4/27/99        Purchase                  100

                                                      4/30/99        Purchase                1,000

                                                      5/25/99        Purchase                  800

                                                      5/28/99        Purchase                5,000

                                                      6/22/99        Purchase                4,000

                                                       7/2/99        Purchase                  320

                                                       7/9/99        Purchase                1,500

                                                      7/13/99        Purchase                  500

                                                      7/14/99        Purchase                  500

                                                      7/15/99        Purchase                  100

                                                      7/16/99        Purchase                1,100

                                                      7/19/99        Purchase                1,300

                                                      8/16/99           *                   30,300

                                                      8/18/99        Purchase                1,000

                                                      8/20/99        Purchase                  100

                                                      8/24/99        Purchase                1,000

                                                      8/25/99        Purchase                1,000

                                                      8/26/99        Purchase                1,080

                                                      8/27/99        Purchase                1,000

                                                      9/21/99        Purchase                3,500

                                                      9/22/99        Purchase                1,500

                                                      9/28/99        Purchase                3,000

                                                      9/29/99        Purchase                1,500

                                                     10/07/99           *                    9,000

                                                     10/15/99        Purchase                  200

                                                     10/20/99        Purchase                  550

                                                     10/25/99        Purchase                  250

                                                     11/17/99        Purchase                1,100

                                                     11/19/99        Purchase                1,000

                                                    TRADE DATE   TYPE OF TRANSACTION   NUMBER OF SHARES
                                                    ----------   -------------------   ----------------
                                                     11/22/99        Purchase                  200

                                                     11/23/99        Purchase                  300

                                                      1/11/00        Purchase                  300

                                                      1/21/00        Purchase                  900

                                                      1/24/00        Purchase                2,100

                                                      1/25/00        Purchase                1,000

                                                      1/27/00        Purchase                1,000

                                                      3/13/00          Sale                    600

                                                      4/06/00           *                   30,000

                                                       5/8/00        Purchase                5,000

                                                      5/11/00           *                   20,000

                                                      5/17/00        Purchase                  200

David R. Rosencrantz..............................    10/5/98          Sale                  1,500

                                                     10/27/98          Sale                    100

                                                     12/15/98          Sale                  1,000

                                                     12/16/98          Sale                    400

                                                     12/29/98          Sale                  1,500

                                                     12/30/98          Sale                  6,000

                                                       1/4/99          Sale                  2,000

                                                       1/4/99          Sale                  1,000

                                                      2/24/99          Sale                    500

                                                      5/28/99        Purchase               10,000

                                                      2/22/00        Purchase                3,500

                                                      4/11/00        Purchase               10,000

                                                      4/28/00        Purchase                5,000

Guy R. Wolcott....................................     8/3/98        Purchase                2,000

                                                       8/4/98        Purchase               12,000

                                                       8/5/98        Purchase               15,000

                                                      3/29/99        Purchase                5,000

                                                      7/26/99          Sale                  1,500

                                                      7/27/99          Sale                 12,000

                                                      7/30/99          Sale                 51,000

                                                      8/06/99          Sale                 10,600

                                                    TRADE DATE   TYPE OF TRANSACTION   NUMBER OF SHARES
                                                    ----------   -------------------   ----------------
                                                      8/10/99          Sale                  5,000

                                                      8/11/99          Sale                  2,700

                                                      8/17/99          Sale                 27,500

                                                      8/18/99          Sale                 30,000

                                                      8/19/99          Sale                  8,000

                                                      8/23/99          Sale                  3,700

                                                      9/15/99        Purchase               10,000

                                                      9/22/99        Purchase                5,000

                                                      9/27/99        Purchase               10,000

                                                      9/29/99        Purchase               10,000

                                                     10/04/99        Purchase                  300

                                                     10/05/99        Purchase               10,000

                                                     10/06/99        Purchase               15,800

                                                     11/10/99        Purchase                1,400

                                                     11/30/99        Purchase                5,300

                                                      6/22/00        Purchase                1,400

                                                      6/26/00        Purchase                5,000

                                                      6/28/00        Purchase                7,700

                                                      6/29/00        Purchase                  100

                                                      6/30/00        Purchase                  100

                                                      7/19/00        Purchase                9,300

Frederick L. Zehnder..............................   12/24/98        Purchase                3,800

                                                     12/28/98        Purchase                6,200

------------------------

* Mr. Rosenbaum acquired sole voting and dispositive power as to the indicated shares pursuant to an understanding with each of the prior holders (David Watson as to 30,300 shares, Bud Stoddard as to 9,000 shares, Paul Naz as to 30,000 shares, and Arlyn and Eunice Bossenbrook as to 20,000 shares) that, upon the demand of the prior holder, he will either pay to the prior holder the market value of the shares as of the date of such demand in cash, plus in some cases interest at an annual rate of 10 percent, or transfer the shares back to the prior holder.

                PROXY SOLICITED BY COMMITTEE FOR THE ACHIEVEMENT
                             OF RENTRAK EXCELLENCE
                              RENTRAK CORPORATION
                      2000 ANNUAL MEETING OF SHAREHOLDERS

    This Proxy is solicited on behalf of the Committee for the Achievement of Rentrak Excellence for use at the 2000 Annual Meeting of Shareholders to be held on September 19, 2000 (the "Annual Meeting"). The undersigned hereby appoints Paul A. Rosenbaum and Mark A. Brown, and each of them, proxies with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matters:

(1) To amend Rentrak Corporation's 1995 Restated Bylaws to fix the number of directors at five.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

(2) If Proposal (1) passes, to elect the following nominees as directors of Rentrak Corporation: Paul A. Rosenbaum; Cecil D. Andrus; George H. Kuper; Joon S. Moon; and James G. Petcoff.
[ ] FOR ALL NOMINEES LISTED ABOVE (except as indicated to the contrary below)

--------------------------------------------------------------------------------
[ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For" and write the individual's name for whom authority is withheld on the line above.

(3) To consider and take action upon such other matters as may properly come before the meeting or adjournments or postponements thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSAL (1) AND FOR ALL NOMINEES LISTED IN PROPOSAL (2) AND ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING AS THE PROXIES DEEM ADVISABLE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    The undersigned revokes any prior proxies to vote the shares covered by this Proxy.

                                             ___________________________________
                                             Signature

                                             ___________________________________
                                             Signature

                                             Date: _______________________, 2000

                                             NOTE: Please sign exactly as name
                                             appears above. When shares are held
                                             by joint owners, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.